First California Financial Group, Inc. 8-K

Exhibit 99.1

For further information:

At the Company:	At PondelWilkinson:	Corporate Headquarters Address:
Ron Santarosa	Robert Jaffee	3027 Townsgate Road, Suite 300
805-322-9333	310-279-5969	Westlake Village, CA 91361

FIRST CALIFORNIA ACQUIRES SAN LUIS TRUST BANK

WESTLAKE VILLAGE, Calif., February 18, 2011 – First California Financial Group, Inc. (Nasdaq:FCAL), the holding company of First California Bank, today announced that First California Bank assumed all of the deposits and substantially all of the assets of San Luis Trust Bank (OTCBB: SLNS), effective at the close of business Friday, February 18, 2011, from the Federal Deposit Insurance Corporation (FDIC) acting in its capacity as receiver of San Luis Trust Bank.

To protect depositors of San Luis Trust Bank, the FDIC entered into a purchase and assumption agreement under which First California Bank assumed all deposits of San Luis Trust Bank.  The single branch previously operated by San Luis Trust Bank will reopen Tuesday morning, February 22, as part of the First California Bank franchise.  San Luis Trust Bank’s depositors will automatically become depositors of First California Bank.

"This transaction is in keeping with our growth strategy and expands our geographic footprint into San Luis Obispo County," said C. G. Kum, president and chief executive officer of First California Financial Group.  “First California is financially strong, and San Luis Trust Bank customers can be confident that their deposits are safe and readily available. We welcome our new customers and employees to the First California family.”

As a result of this transaction, First California Bank will assume approximately $275 million in total deposits and $220 million in total loans.  All of the loans purchased from the FDIC are covered under loss-sharing agreements that afford First California Bank significant protection from losses.

San Luis Trust Bank is a single branch community bank located in San Luis Obispo, California, serving the banking needs of businesses and individuals countywide since 1999.

About First California

First California Financial Group, Inc. (Nasdaq:FCAL) is the holding company of First California Bank. Celebrating 32 years of business in 2011, First California is a regional force of strength and stability in Southern California banking with assets of approximately $1.9 billion and led by an experienced team of bankers.  The company specializes in serving the comprehensive financial needs of the commercial market, particularly small- and middle-sized businesses, professional firms and commercial real estate development and construction companies.  Committed to providing the best client service available in its markets, First California offers a full line of quality commercial banking products through 19 full-service branch offices in Los Angeles, Orange, Riverside, San Bernardino, San Diego, San Luis Obispo and Ventura counties.  The holding company’s Web site can be accessed at www.fcalgroup.com.  For additional information on First California Bank’s products and services, visit www.fcbank.com.

Forward-Looking Information

This press release contains certain forward-looking information about First California that is intended to be covered by the safe harbor for "forward-looking statements" provided by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements, and include statements related to the safety and accessibility of customers’ deposits and increases to market share.  Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of First California. First California cautions readers that a number of important factors could cause actual results to differ materially from those expressed in, or implied or projected by, such forward-looking statements. Risks and uncertainties include, but are not limited to, revenues are lower than expected, credit quality deterioration which could cause an increase in the provision for credit losses, First California’s ability to complete future acquisitions, successfully integrate such acquired entities, or achieve expected beneficial synergies and/or operating efficiencies within expected time-frames or at all, changes in consumer spending, borrowing and savings habits, technological changes, the cost of additional capital is more than expected, a change in the interest rate environment reduces interest margins, asset/liability repricing risks and liquidity risks, general economic conditions, particularly those affecting real estate values, either nationally or in the market areas in which First California does or anticipates doing business are less favorable than expected, a slowdown in construction activity, recent volatility in the credit or equity markets and its effect on the general economy, loan delinquency rates, the ability of First California to retain customers, demographic changes, demand for the products or services of First California as well as their ability to attract and retain qualified people, competition with other banks and financial institutions, and other factors. If any of these risks or uncertainties materializes or if any of the assumptions underlying such forward-looking statements proves to be incorrect, First California's results could differ materially from those expressed in, or implied or projected by such forward-looking statements. First California assumes no obligation to update such forward-looking statements.  For a more complete discussion of risks and uncertainties, investors and security holders are urged to read the section titled "Risk Factors" in First California's Annual Report on Form 10-K and any other reports filed by it with the Securities and Exchange Commission ("SEC"). The documents filed by First California with the SEC may be obtained at the SEC's website at www.sec.gov. These documents may also be obtained free of charge from First California by directing a request to: First California Financial Group, Inc., 3027 Townsgate Road, Suite 300, Westlake Village, CA 91361. Attention: Investor Relations. Telephone (805) 322-9655.

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